CONFIRMING STATEMENT
    This Statement confirms that the undersigned has authorized and designated David Johnson, Amy Higgins, and Frank Hillery, each acting singly, to execute and file on the undersigned's behalf all
Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of
Color Kinetics Incorporated.  The authority of David
Johnson, Amy Higgins,
and Frank Hillery under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Color Kinetics
Incorporated unless earlier revoked in
writing.  The undersigned
acknowledges that David Johnson, Amy Higgins, and Frank Hillery are not assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities Exchange Act
of 1934.
    This Statement revokes the
authority of any person named
in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Color
Kinetics Incorporated who
is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: April 27,
2005			  /s/ John E.
Abele